Exhibit 3.2.34

LIMITED LIABILITY COMPANY AGREEMENT

OF

CLEAR CHANNEL COLLECTIVE MARKETING, LLC

This Limited Liability Company Agreement (the “Agreement”) of Clear Channel Collective Marketing, LLC, a Delaware limited liability company (the “Company”), dated as of December 31, 2005, is adopted, executed and agreed to by the sole Member (as defined below).

1. Formation.

(a) Clear Channel Collective Marketing, LLC has been organized as a Delaware limited liability company (the “Company”) under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

(b) The sole Member (as hereinafter defined) of the Company intends that the Company shall be disregarded as an entity separate from its owner for federal income tax purposes.

2. Purpose. The purpose and intent of the Company will be to conduct any or all lawful business which may be carried on by a limited liability company under the laws of the State of Delaware.

3. Sole Member. Premiere Radio Network, Inc., a Delaware corporation (“PRN”), shall be the initial sole member of the Company (and its successors and assigns, the “Member”). The term “Member” shall include any party to whom the Member assigns its membership interest in the Company. Upon assignment of its membership interest in the Company, PRN will no longer be a member of the Company and assignee will be the sole Member of the Company.

4. Initial Capital Contribution. The Member shall contribute to the Company the assets used exclusively in connection with its collective marketing division, which is engaged in strategic marketing and promotion, as an initial capital contribution.

5. Distributions. The Member shall be entitled to (a) receive all distributions (including, without imitation, liquidating distributions) made by the Company and (b) enjoy all other rights, benefits and interests in the Company.

6. Management.

(a) Except for situations in which the approval of the Member or the unanimous approval of the Managers (as hereinafter defined) is required by non-waivable provisions of applicable law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers. The Managers shall be appointed by the Member. Initially, the number of Managers of the Company shall be three (3) and they shall be: L. Lowry Mays, Mark P. Mays and Randall T. Mays (collectively, the “Managers”).

(b) A majority of the Managers shall make all decisions and take all actions for the Company not otherwise provided for in this Agreement.

7. Officers. The Managers may designate one or more persons to be officers of the Company. A Manager may hold one or more offices. No officer need be a resident of the State of Delaware or a Member of the Company. An officer is not a “manager,” as that term is used in the Act. The Managers may designate additional officers, such as vice presidents, assistant secretaries and an assistant treasurer. Any officers designated by the Managers shall have such authority and perform such duties as the Managers may delegate to them. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managers pursuant hereto. Each officer shall hold office until such officer’s death or until such officer shall resign or shall have been removed by the Managers. Any number of offices may be held by the same person. The salaries and other compensation, if any, of the officers and agents of the Company shall be fixed by the Managers. Any officer may resign as such at any time. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office may be filled by the Managers.

8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the sole Member may elect or as otherwise required by the Act. No other event will cause the Company to dissolve.

9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

PREMIERE RADIO NETWORK INC.

By:	/s/ Stephanie Rosales
Stephanie Rosales, Vice President/Corporate Tax

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